Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
First City Bank:

We consent to the use in Amendment No. 1 to the Registration Statement on Form S-4 of Webster Financial Corporation (related to the merger between Webster Financial Corporation and First City Bank) of our report dated February 13, 2004 on the balance sheets of First City Bank as of December 31, 2003 and 2002, and the related statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of First City Bank, included herein, and to the references to our firm under the headings “Experts” and “Independent Registered Public Accounting Firm” in the Prospectus.

/s/ KPMG LLP

Hartford, Connecticut
October 13, 2004